exhibit 99.1


                         ADDVANTAGE TECHNOLOGIES GROUP, INC.
                             COMPLETES ACQUISITION OF
                           JONES BROADBAND INTERNATIONAL


     Broken Arrow, Oklahoma, August 22, 2005--ADDvantage Technologies Group, Inc. (AMEX:AEY), today announced that it had completed its acquisition of Jones Broadband International. Jones will continue to operate as an ADDvantage subsidiary from its Oceanside, California offices.

     With $6.3 million in annual sales for its fiscal year ended December 31, 2004, Jones is a leading provider of television cable equipment and service to the United States and Latin America. Jones has a large customer base in Latin America which represents approximately 30% of its annual sales.

"We are delighted to have acquired Jones Broadband International from its sole owner, Tony Jones. This company was established in 1988 and shares our philosophy in providing quality products and operates a world-class service center," said Ken Chymiak, ADDvantage's President & CEO. The employee base of Jones Broadband will continue with the company.

"Jones Broadband has worked with our company for the past 17 years," commented David Chymiak, Chairman of ADDvantage. "Its sales staff will have the opportunity to sell both new Scientific-Atlanta and Motorola broadband and transmission products along with our surplus and refurbished equipment. They will complement our other subsidiaries with their knowledge of test equipment and cable. We believe there is a strong potential for Jones Broadband to substantially increase its current level of business with its ability to sell from our inventories".


The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Companys reports and documents filed from time to time with the Securities and Exchange Commission.


Company Contact:     Ken Chymiak    (9l8) 25l-2887
                     David Chymiak  (9l8) 25l-2887